Exhibit 99.1

NEWS For Immediate Release

Editorial Contact: Joe Horine

614-726-4775

joe.horine@quest.com

Investor Contact: Scott Davidson

949-754-8659

scott.davidson@quest.com

QUEST SOFTWARE ADDS H. JOHN DIRKS TO BOARD OF DIRECTORS

Aliso Viejo, Calif., June 14, 2006 – Quest Software, Inc. (Nasdaq: QSFT) today announced the election of H. John Dirks, CPA, as a new, independent member of its Board of Directors. Dirks also joins the Audit Committee of Quest’s Board of Directors and the Special Committee recently formed by Quest’s Board of Directors to investigate stock option grant practices and related issues.

Dirks has 40 years of auditing and accounting experience with PricewaterhouseCoopers LLP, having served as a National Office Partner from 1989 until his mandatory retirement in 2005. He served as a co-leader of the firm’s National Accounting Services group and was an Audit Partner from 1979 through 1989, with an industry focus on technology clients in the software, semiconductor and storage hardware fields. Dirks also represented PwC in a variety of accounting and auditing professional activities, including the Accounting Standards Executive committee of the American Institute of Certified Public Accountants, the Emerging Issues Task Force of the Financial Accounting Standards Board and as a member of the AICPA Task Forces regarding various accounting topics, including the AICPA Task Force on Software Revenue Recognition, which led to the issuance of industry recognized literature and technical practice aids on the issue of software revenue recognition.

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and Windows infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 18,000 customers worldwide meet higher expectations for enterprise IT. Quest Software can be found in offices around the globe and at www.quest.com.